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EXHIBIT 5.2

BRETT A. SULZER, L.L.C.
ATTORNEY AT LAW
POST OFFICE BOX 4852
BATON ROUGE, LA 7082 1-4852

BRETT A. SULZER

June 6, 2005

Jacobs Entertainment, Inc.
240 Main Street
Black Hawk, Colorado 80422

Re:	Registration Statement on Form S-4 with respect to Exchange Offer of $23,000,000 aggregate principal amount 11 7/8% Senior Secured Notes due 2009 of Jacobs Entertainment, Inc.

Dear Ladies and Gentlemen:

        I have acted as special counsel in the State of Louisiana to Jacobs Entertainment, Inc., a Delaware corporation, ("the Issuer") and each of the entities listed in Schedule A annexed hereto (each, a "Louisiana Subsidiary," collectively the "Louisiana Subsidiaries, collectively, the "Guarantors"), in connection with (i) the offer to exchange (the "Exchange Offer") up to $23,000,000 aggregate principal amount of 11 7/8% Senior Secured Notes due 2009 (the "New Notes") for its $23,000,000 aggregate principal amount 11 7/8% Senior Secured Notes due 2009 (the "Old Notes") issued by the Issuer, that are presently outstanding, pursuant to an Indenture dated as of February 8, 2002 (as amended by the Fourth and Fifth Supplemental Indentures, the "Indenture"), among Issuer, the Louisiana Subsidiaries and Wells Fargo Bank, National Association, as trustee (in such capacity, the "Trustee"), and certain other subsidiaries of the Issuer identified therein, for the benefit of the Trustee and the holders (the "Noteholders") of those Old Notes pursuant to the Indenture and (ii) the preparation of the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Issuer and the Guarantors, as well as other wholly owned subsidiaries of the Issuer, for the purpose of registering the New Notes and certain guarantees under the Securities Act of 1933, as amended (the "Act"). The Old Notes have been, and the New Notes will be, issued pursuant to the Indenture. The New Notes will have the benefit of the guarantees of the Guarantors ("Guarantees") provided for in the Indenture.

        In connection with the opinions hereinafter set forth, I have examined the records of the Issuer and the Guarantors and such other documents as I deemed necessary to render this opinion (the "Documents"). In issuing this opinion I have assumed that there has been furnished to me for review the final forms of the Documents and the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have further assumed in rendering the opinions hereinafter set forth that there has occurred due execution and delivery of the Documents and all documentation in connection therewith by each party, other than the Louisiana Subsidiaries.

        Subject to the foregoing assumptions and additional qualifications contained herein below, I am of the opinion that:

        (a)   when the New Notes, substantially in the form as set forth in an exhibit to the Indenture filed with the Registration Statement, have been duly executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Old Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the New Notes will be valid and binding obligations of the Issuer and will be entitled to the benefits of the Indenture;

and

        (b)   when the New Notes, substantially in the form as set forth in an exhibit to the Indenture filed with the Registration Statement, have been duly executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Old Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the Guaranty of each of the Guarantors will be the valid and binding obligation of each of the Guarantors, respectively.

        It is further understood that the rights of the secured parties and the enforceability of the security documents may be subject to the limitations imposed by the laws applicable to bankruptcy, insolvency and other laws affecting the enforcement of creditors rights generally and further, may be subject to the exercise of judicial discretion in accordance with general principles of equity and other applicable law limiting the availability of self-help and the remedy of specific performance, and to the further qualification that certain of the remedial provisions therein are or may be limited or unenforceable in whole or in part under applicable law, although, in our opinion, such possible limitations do not make the remedies and procedures which would be available under the security documents and applicable law inadequate for the realization of the substantive benefits intended to be available to the secured parties.

        I am qualified to practice law in the State of Louisiana only, and I do not express any opinion herein concerning any laws other than the laws of the State of Louisiana applicable to these opinions.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement.

Very truly yours,

/s/ Brett A. Sulzer

Brett A. Sulzer

SCHEDULE "A"
List of Louisiana Subsidiaries

Jalou 11, Inc., a Louisiana corporation;
Winner's Choice Casino, Inc., a Louisiana corporation;
Jalou, LLC, a Louisiana limited liability company;
Houma Truck Plaza & Casino, LLC, a Louisiana limited liability company;
Jalou-Cash's, LLC, a Louisiana limited liability company;
Jace, Inc., a Louisiana corporation;
Lucky Magnolia Truck Stop and Casino, LLC, a Louisiana limited liability company;
Bayou Vista Truck Plaza and Casino, LLC, a Louisiana limited liability company; and
Raceland Truck Plaza and Casino, LLC, a Louisiana limited liability company.
JPJ Properties, LLC, a Louisiana limited liability company

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  EXHIBIT 5.2